SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

GENESIS MICROCHIP INC.

(Name of registrant as specified in its charter)

Not applicable

(Name of person(s) filing proxy statement, if other than the registrant)

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Genesis Microchip Inc.

2150 Gold Street

Alviso, California 95002

(408) 262-6599

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 3, 2004

To our Stockholders:

We are holding our 2004 annual meeting of stockholders on Wednesday, November 3, 2004 at 10:00 a.m. local time. It will be held at our offices located at 180 Baytech Drive, Suite 110, San Jose, California 95134. Only stockholders of record on September 7, 2004 are entitled to notice of and to vote at our annual meeting or at any adjournment or postponement of it. The purpose of the meeting is:

1.	To elect three Class III directors, each to serve for a term of three years, expiring on the date of our 2007 annual meeting of stockholders or until a successor is elected;

2.	To ratify the appointment of independent accountants for fiscal 2005; and

3.	To transact any other business that may properly come before either the annual meeting or any adjournment or postponement of it.

Your Board of Directors unanimously recommends that you vote to approve all of the proposals before you. Those proposals are described more fully in the accompanying proxy statement, which we urge you to read.

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to ensure that your shares are represented at the annual meeting by following the instructions on the enclosed proxy card. Please refer to the proxy card for more information on how to submit your vote.

By order of the Board of Directors,

/s/ Ava M. Hahn

Ava M. Hahn

Secretary

October 1, 2004

Genesis Microchip Inc.

2150 Gold Street

Alviso, California 95002

(408) 262-6599

PROXY STATEMENT

INTRODUCTION

The accompanying proxy is solicited by the Board of Directors of Genesis Microchip Inc., a Delaware corporation (“we,” “us,” “Genesis” or the “Company”), for use at our 2004 annual meeting of stockholders to be held on Wednesday, November 3, 2004 at 10:00 a.m. local time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting. The annual meeting will be held at our offices located at 180 Baytech Drive, Suite 110, San Jose, California 95134.

These proxy solicitation materials were mailed on or about October 1, 2004 to all stockholders entitled to vote at our annual meeting.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders. That meeting is scheduled to take place on Wednesday, November 3, 2004. This proxy statement summarizes information concerning the proposals to be voted on at that meeting. This information will help you to make an informed vote at the annual meeting.

What proposals will be voted on at the meeting?

We have scheduled two proposals to be voted on at the meeting:

1.	The election of three Class III directors, each to serve for a term of three years expiring on the date of our 2007 annual meeting of stockholders or until a successor is elected; and

2.	The ratification of the appointment of independent accountants for fiscal 2005.

What is the voting recommendation?

Your Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees to the Board and “FOR” the other proposal.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on September 7, 2004 are entitled to notice of, and to vote at, our annual meeting. As of the close of business on the record date, there were 33,033,746 shares of our common stock outstanding and entitled to vote held by approximately 220 stockholders of record. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. You may vote shares held in street name in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting.

Stockholder of record

You may vote by granting a proxy. Please refer to the summary voting instructions included on your proxy card. You may vote by mail by signing your proxy card and mailing it in the enclosed postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the card but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Beneficial owner

For shares held in street name, refer to the voting instruction card included by your broker or nominee.

Can I change my vote after I submit my proxy?

Yes. You can change your vote at any time before we vote your proxy at the annual meeting.

Stockholder of record

If you are a stockholder of record you can change your vote by:

•	Sending a written notice to our Secretary at our principal executive offices in Alviso, California stating that you would like to revoke your proxy,

•	Completing a new proxy card and sending it to our Secretary. The new proxy card will automatically replace any earlier-dated proxy card that you returned, or

•	Attending the annual meeting and voting in person.

If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of your proxy.

Beneficial owner

If you instructed a broker or nominee to vote your shares, follow your broker or nominee’s directions for changing those instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares may also be counted as broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote such shares.

The inspector of election appointed for the meeting, who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes, will tabulate all votes. Shares that are voted “FOR,” “AGAINST” or “WITHHELD” on a proposal will be treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR” or “AGAINST” will also be treated as votes cast on the proposal. Shares that abstain from voting on a proposal, and shares held by a broker nominee in “street name” where the broker indicates on a proxy that it does not have discretionary authority to vote on the proposal, will be treated as shares that are present at the meeting for purposes of establishing a quorum, but will not be treated as votes cast on the proposal. Although not considered as votes cast, abstentions and broker non-votes may prevent a proposal from receiving the affirmative vote of a majority of the required quorum and, in that case, would have the same effect as votes against the proposal.

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of our nominees to the Board, “FOR” all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

With respect to the proposal to elect three Class III directors, the three nominees receiving the greatest number of votes will be elected, even if the votes they receive are less than a majority of shares present and entitled to vote. Abstentions are not counted towards the tabulation of votes cast for the election of directors.

All other proposals require the affirmative “FOR” vote of a majority of those votes cast; that majority must also constitute at least a majority of the required quorum.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the third quarter of fiscal year 2005, which ends December 31, 2004.

What happens if additional proposals are presented at the meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate(s) as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

A quorum of stockholders is necessary to hold a valid meeting. Our bylaws provide that a majority of all of the shares of our stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on any proposal, as well as broker non-votes, will be treated as being present and entitled to vote for purposes of establishing a quorum.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also hire our transfer agent (Mellon Investor Services LLC) or another proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes. We will pay any proxy solicitor a reasonable and customary fee plus expenses for those services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our beneficial stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

We have a classified Board of Directors, with overlapping terms of office. The term for the Class III directors expires at this 2004 annual meeting. The term for the Class I directors expires at the 2005 annual meeting and the term for the Class II directors expires at the 2006 annual meeting. Each director serves for a three-year term or until his successor is duly elected and qualified.

The Board’s nominees for election by the stockholders as Class III directors are Jon Castor, Chieh Chang and Jeffrey Diamond. Our Nominating Committee has recommended and the Board has approved these nominations. Mr. Diamond is currently our Chairman of the Board. Mr. Castor and Mr. Chang are not currently directors of Genesis. If elected, the three nominees will serve as directors until our 2007 annual meeting or until a successor is duly elected and qualified. If either of the nominees declines to serve, proxies may be voted for a substitute nominee as we may designate.

If a quorum is present and voting, the three nominees for Class III directors receiving the highest number of votes “FOR” will be elected as the Class III directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies for the election of these three nominees.

Directors

The following sets forth certain information concerning our current directors as well as our Class III nominees to be elected at the 2004 annual meeting.

Name	Age	Position with the Company	Director Since
Class III Nominees:
Jon Castor †	52	Director Nominee	—
Chieh Chang *	52	Director Nominee	—
Jeffrey Diamond (2)(3)	52	Chairman of the Board	2001

Class I Directors Whose Terms Expire at the 2005 Annual Meeting:
Tim Christoffersen (1)(3)(4)	62	Director	2002
Robert H. Kidd (1)(4)	60	Director	2002

Class II Directors Whose Terms Expire at the 2006 Annual Meeting:
Eric Erdman	46	Interim Chief Executive Officer and Director	2003
Chandrashekar M. Reddy (3)	44	Director	2002

Retiring Directors:
George A. Duguay (1)(2)(4)	51	Director	1993
Alexander S. Lushtak (2)	65	Director	1999

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance Committee.
(4)	Member of the Nominating Committee.
†	If elected, Mr. Castor will join the Audit Committee.
*	If elected, Mr. Chang will join the Compensation Committee.

Nominees for Election to Class III Directorship Expiring at the 2007 Annual Meeting

Jon Castor is a nominee for director. From January 2004 to June 2004, Mr. Castor was an Executive Advisor to the Chief Executive Officer of Zoran Corporation, and from August 2003 to December 2003, he was Senior Vice President and General Manager of Zoran’s DTV Division. From October 2002 to August 2003,

Mr. Castor was the Senior Vice President and General Manager of the Teralogic Group at Oak Technology, Inc., a developer of integrated circuits (ICs) and software for digital televisions and printers which was acquired by Zoran. Prior to that, Mr. Castor co-founded Teralogic, Inc., a developer of digital television ICs, software and systems in June 1996 where he served in several capacities including as its President, Chief Financial Officer and director from June 1996 to November 2000 and as its Chief Executive Officer and director from November 2000 to October 2002, when it was acquired by Oak Technology. Mr. Castor received his B.A. with distinction from Northwestern University and his M.B.A. from Stanford Graduate School of Business.

Chieh Chang is a nominee for director. Mr. Chang has been a member of the board of directors of Oplink Communications, Inc. since September 1995. Since February 2003, Mr. Chang has served as Vice Chairman of Programmable Microelectronics Company, Inc., a fabless semiconductor design company, and from February 2000 to February 2003, as its Chief Executive Officer. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang received his B.S. in Electrical Engineering from the National Taiwan University and his M.S. in Electrical Engineering from UCLA.

Jeffrey Diamond was named Chairman of the Board effective July 20, 2003. Mr. Diamond has served as a Director since April 2001. Prior to that, from May 1999 to December 2000, he served as an executive officer and as a consultant to Genesis from the date of its acquisition of Paradise Electronics, Inc. He served as a Director of Paradise from its inception in 1996 and as its Chief Executive Officer from September 1998 until May 1999, when it merged with Genesis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH DIRECTOR NOMINEE

Class I Directors Whose Terms Expire at the 2005 Annual Meeting

Tim Christoffersen was appointed as a Director in August 2002. Mr. Christoffersen has served as Chief Financial Officer of Monolithic Power Systems, Inc. (MPS), a semiconductor company, since June 2004, and served on MPS’s board of directors from March 2004 to July 2004. Since January 1999, Mr. Christoffersen has been a financial consultant to technology companies. Prior to that, Mr. Christoffersen served as Chief Financial Officer of NeoParadigm Labs, Inc. from 1998 to 1999 and as Chief Financial Officer of Chips & Technologies, Inc. from 1994 until its sale to Intel Corporation in 1998. Mr. Christoffersen was Executive Vice President, Director and Chief Operating Officer of Resonex, Inc. from 1991 to 1992. From 1986 to 1991, Mr. Christoffersen held several managerial positions with Ford Motor Company. Mr. Christoffersen is a Phi Beta Kappa graduate of Stanford University where he earned a B.A. in Economics. He also holds a Master’s degree in Divinity from Union Theological Seminary in New York City.

Robert H. Kidd was appointed as a Director in August 2002. He is President of Location Research Company of Canada Limited, a consulting company. Mr. Kidd served as Chief Financial Officer of Technology Convergence Inc. from 2000 to 2002, of Lions Gate Entertainment Corp. from 1997 to 1998, and of InContext Systems Inc. from 1995 to 1996. He served as Senior Vice President, Chief Financial Officer and Director of George Weston Limited from 1981 to 1995, a partner of Thorne Riddell, Chartered Accountants, a predecessor firm of KPMG LLP, from 1973 to 1981 and as a Lecturer in Finance, Faculty of Management Studies, University of Toronto, from 1971 to 1981. Mr. Kidd has served on several professional committees, including the Toronto Stock Exchange Investors & Issuers Advisory Committee from 1993 to 1998, the Canadian Institute of Chartered Accountants Emerging Issues Committee from 1992 to 1997 and the Canadian Securities Administrators Committee on Conflicts of Interest in Underwriting from 1994 to 1996. He currently serves as a director of several private entities. Mr. Kidd has a B. Commerce from the University of Toronto and an M.B.A. from York University. Mr. Kidd is a Fellow of the Institute of Chartered Accountants of Ontario.

Class II Directors Whose Terms Expire at the 2006 Annual Meeting

Eric Erdman was named Interim Chief Executive Officer in July 2003. Mr. Erdman served as Chief Financial Officer from March 2002 to February 2004, and previously held the position from December 1997 to February 2002. Mr. Erdman served as Secretary from June 2002 to October 2003, and from October 1995 to February 2002. Mr. Erdman became a Director in May 2003 and previously served as a Director from October 1995 to September 1996. From March 2002 to June 2002, Mr. Erdman served as Assistant Secretary. Mr. Erdman joined Genesis in July 1995 as Director, Finance and Administration and served as Vice President, Finance and Administration from July 1996 to May 1999. Mr. Erdman holds a Bachelor of Mathematics degree from the University of Waterloo, and he is a member of the American Institute of Certified Public Accountants and of the Canadian Institute of Chartered Accountants.

Chandrashekar M. Reddy joined Genesis as a Director upon its acquisition of Sage, Inc. in February 2002. He served as Vice Chairman and as Executive Vice President, Engineering of Genesis from February 2002 to November 2002. He served as Chairman of the Board and Chief Executive Officer of Sage from its inception in 1994 until its acquisition by Genesis in February 2002. Mr. Reddy has been the Chief Executive Officer of Athena Semiconductors, Inc., a wireless communications business, since December 2002 and a member of its Board of Directors since January 2002. From 1986 to 1995, Mr. Reddy held several design and program management positions at Intel Corporation. Mr. Reddy received an M.S. in Electrical Engineering from the University of Wisconsin, Madison and a B.S. in Electrical Engineering from the Indian Institute of Technology.

Retiring Directors

The following two directors are Class III directors whose terms expire at this 2004 annual meeting and who have elected not to stand for re-election.

George A. Duguay has served as a director since May 1993. Mr. Duguay has served as the President of G. Duguay Services Inc., a partner of Duguay and Ringler Corporate Services, a business providing bookkeeping and corporate secretarial services, since January 1988 and prior to that time served with an affiliated entity from May 1985. Mr. Duguay has served on the board of directors of Intrinsyc Software International, Inc., a Canadian provider of software, hardware and network integration solutions, since April 2003. Mr. Duguay also serves as Secretary for MCK Mining Corp. and for European Gold Resources Inc., as Chief Financial Officer and Secretary of Titanium Corporation Inc. and as an officer or director of several private companies.

Alexander S. Lushtak has served as a director since May 1999 and served as our Chairman from April 2001 to June 2002. Mr. Lushtak is a founder of Paradise Electronics, Inc. and served as its Chairman of the Board from 1996 until May 1999, when it merged with Genesis. From 1993 to 1996, Mr. Lushtak was the founder and Chairman of the Board of Accent, Inc., a voice recognition company. Mr. Lushtak also serves on the board of directors of two private companies.

The Board of Directors, its Committees and Meetings

Our Board of Directors has standing Compensation, Audit, Corporate Governance and Nominating Committees.

Compensation Committee.    The Compensation Committee reviews and evaluates the compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option plans and stock purchase plan.

Currently, our Compensation Committee consists of Mr. Diamond, Mr. Duguay and Mr. Lushtak, each of whom qualifies as “independent” in accordance with the published listing requirements of Nasdaq. Mr. Duguay served as chairman of this committee. Upon the expiration of their terms at the 2004 annual meeting, Messrs. Duguay and Lushtak will be replaced on the Compensation Committee by Mr. Chang. The Board has also determined that Mr. Chang qualifies as “independent” in accordance with the published listing requirements of Nasdaq.

Audit Committee.    Among other things, the Audit Committee reviews the scope and timing of audit services and any other services that our independent accountants are asked to perform, the auditors’ report on our consolidated financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls.

Currently, our Audit Committee consists of Mr. Christoffersen, Mr. Duguay and Mr. Kidd. In addition to qualifying as “independent” in accordance with the published listing requirements of Nasdaq, each qualifies as “independent” under special standards established by the SEC for members of audit committees. Mr. Kidd serves as chairman of this committee. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an independent director. Each of the current Audit Committee members has been determined to be an independent director and an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon an Audit Committee member any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Upon the expiration of his term at the 2004 annual meeting, Mr. Duguay will be replaced on the Audit Committee by Mr. Castor. The Board has determined that Mr. Castor qualifies as “independent” in accordance with the published listing requirements of Nasdaq and under special standards established by the SEC for members of audit committees.

The report of the Audit Committee is included herein on page 27. A copy of the Audit Committee’s charter is attached to this proxy statement as Appendix A.

Corporate Governance Committee.    The Corporate Governance Committee oversees the Company’s disclosure controls and procedures, except for the financial reporting controls and procedures overseen by the Audit Committee, and recommends to the Board the adoption of any measures it deems advisable for the improvement of disclosure controls and procedures. As of September 1, 2004, our Corporate Governance Committee consisted of Messrs. Christoffersen, Diamond and Reddy. Mr. Christoffersen serves as chairman of this committee.

Nominating Committee.    The Nominating Committee is responsible for seeking, screening and recommending for nomination candidates for election to the Board of Directors. In so doing, the Nominating Committee may evaluate, among other things,

•	the current size, composition and needs of the Board and its committees;

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest of candidates; and

•	such other factors as the Committee may consider appropriate.

These factors, and any other qualifications considered useful by the Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, the Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

The Nominating Committee will evaluate candidates identified on its own initiative as well as candidates referred to it by other members of the Board, by our management, by stockholders who submit names to the Nominating Committee, or by other external sources. With regard to the newest nominees for election as Class III directors, the Nominating Committee recommended and the Board approved the nominations of Messrs. Castor, Chang and Diamond for election as Class III directors at the 2004 annual meeting. Mr. Chang was initially suggested to us by a non-management director and Mr. Castor was initially suggested to us by a member of our management team. Since our last annual meeting in 2003, we have not employed a search firm or paid fees to other third parties in connection with seeking or evaluating Board nominee candidates.

With regard to referrals from our stockholders, the Nominating Committee’s policy is to consider recommendations for candidates to the Board of Directors from stockholders holding not less than 1% of our outstanding common stock continuously for at least twelve months prior to the date of the submission of the recommendation. Candidates suggested by stockholders are evaluated using the same criteria as for other candidates. A stockholder that desires to recommend a candidate for election to the Board shall direct the recommendation in written correspondence by letter to Genesis Microchip Inc., attention of the Company’s Secretary, at our offices at 2150 Gold Street, Alviso, California 95002. Such notice must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Genesis within the last three years, evidence of the required ownership of common stock by the recommending stockholder, and to the extent known by the stockholder, any relationships between the candidate and competitors, customers, suppliers and any other parties that might give rise to the appearance of a potential conflict of interest. Any stockholder who wishes to make a direct nomination for election to the Board at an annual or special meeting for the election of directors must comply with procedures set forth in our bylaws.

As of September 1, 2004, our Nominating Committee consisted of Mr. Christoffersen, Mr. Duguay and Mr. Kidd, each of whom is “independent” in accordance with the published listing requirements of Nasdaq. Mr. Kidd serves as chairman of this committee. Following the expiration of his term at the 2004 annual meeting, Mr. Duguay will be replaced on the Nominating Committee by another director determined to be “independent” in accordance with the published listing requirements of Nasdaq.

A copy of the Nominating Committee’s charter is attached to this proxy statement as Appendix B.

Meeting Attendance.    The Company does not have a formal policy regarding the attendance of its directors at annual or special meetings of stockholders, but the Company encourages directors to attend such meetings. Of the two directors elected at the October 7, 2003 annual meeting and the five continuing directors not elected at that meeting, five directors attended that meeting. The following table summarizes the attendance by our incumbent directors, while they were serving on our Board, at meetings of our Board of Directors and its committees that were held in the fiscal year ended March 31, 2004:

	Board of Directors		Audit Committee		Compensation Committee		Corporate Governance Committee		Nominating Committee
Name	Meetings Held While a Director	Meetings Attended	Meetings Held While a Member	Meetings Attended	Meetings Held While a Member	Meetings Attended	Meetings Held While a Member	Meetings Attended	Meetings Held While a Member	Meetings Attended
Tim Christoffersen	29	26	10	10	—	—	4	4	2	2
Jeffrey Diamond (1)	29	29	—	—	3	3	4	4	—	—
George A. Duguay	29	27	10	10	8	8	—	—	2	2
Eric Erdman (2)	26	26	—	—	—	—	—	—	—	—
Robert H. Kidd	29	27	10	10	—	—	—	—	2	2
Alexander S. Lushtak	29	29	—	—	8	8	—	—	—	—
Chandrashekar M. Reddy	29	24	—	—	—	—	4	4	—	—

(1)	Mr. Diamond was appointed to the Compensation Committee on January 20, 2004.
(2)	Mr. Erdman was appointed to the Board of Directors on May 13, 2003.

Compensation of Directors

Directors who are not our employees receive $5,000 per quarter as a retainer, $1,000 for each meeting of the Board of Directors or committee thereof attended in person and $500 for each meeting attended by teleconference. Non-employee chairmen of committees receive an additional retainer of $1,250 per quarter for serving as a committee chairman, other than the chairman of the audit committee who receives an additional quarterly retainer of $2,500. Directors who are our employees receive no separate compensation for services rendered as a director. All directors are reimbursed for reasonable expenses to attend meetings.

Non-employee directors automatically receive stock options under the terms of our 1997 Non-Employee Stock Option Plan. Upon first joining the board, non-employee directors receive an option to purchase 15,000 shares of our common stock. Those options are granted with an exercise price equal to the closing price of our stock on the last trading day before joining the board. Non-employee directors also automatically receive an option to purchase 10,000 shares of our common stock under our 2000 Non-Statutory Stock Option Plan upon first joining the Board.

Grants are also made annually on the first day of the month following our annual meeting of stockholders. Each non-employee director receives an option to purchase 10,000 shares of our common stock plus 2,500 shares of our common stock for each committee on which the director serves. The options are granted with an exercise price equal to the closing price of our stock on the day preceding the date of the grant and vest over twelve months. The automatic annual option grants were made on November 1, 2003 at an exercise price of $16.54 per share.

Non-employee directors may also be granted stock options under the terms of our 2000 Non-Statutory Stock Option Plan or our 2001 Non-Statutory Stock Option Plan. On August 12, 2003, a discretionary option to purchase 50,000 shares of our common stock at an exercise price of $9.25 per share was granted from our 2000 Non-Statutory Stock Option Plan to Jeffrey Diamond in connection with his appointment to Chairman of the Board. No other stock option grants were made to non-employee directors in fiscal 2003.

The following table summarizes the retainers and attendance fees and the number of stock option grants that were made to our non-employee directors, in their capacity as non-employee directors, during fiscal 2004:

Name	Initial Option Grants	Automatic Annual Grants	Discretionary Option Grants	Retainers and Attendance Fees($)
Tim Christoffersen	—	12,000	—	53,000
Jeffrey Diamond	—	7,500	50,000	42,500
George A. Duguay	—	12,500	—	55,500
Robert H. Kidd	—	10,000	—	58,500
Alexander S. Lushtak	—	7,500	—	43,000
Chandrashekar M. Reddy	—	7,500	—	38,000

PROPOSAL 2—APPOINTMENT OF INDEPENDENT ACCOUNTANTS

You are being asked to ratify the appointment of KPMG LLP in Canada as independent accountants for the fiscal year ending March 31, 2005.

We have selected KPMG as our independent accountants for the 2005 fiscal year. KPMG or its predecessor firms have served as our independent accountants since our inception in Canada in 1987. Representatives of KPMG are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

The approximate fees billed to us by KPMG for services rendered with respect to fiscal years 2004 and 2003 were as follows:

	2004	2003
Audit Fees	$471,468	$285,000
Audit-Related Fees	49,200	232,200
Tax Fees	377,371	609,200
All Other Fees	—	—

Total Fees	898,039	1,126,400

Audit Fees.    This category consists of fees paid for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including filings related to potential mergers and acquisitions.

Audit-Related Fees.    This category consists of fees paid primarily for due diligence related to mergers and acquisitions, and are not reported above under “Audit Fees.”

Tax Fees.    This category consists of fees paid primarily for professional services rendered by KPMG in connection with tax advice related to acquisition activities and tax compliance, including technical tax advice related to the preparation of tax returns.

The Audit Committee has determined that the provision of non-audit services performed during fiscal 2004, including work related to acquisition activities and for tax planning and compliance purposes, is compatible with maintaining the independence of KPMG.

The resolution must be passed by a majority of the votes cast at our annual meeting (which majority must also constitute at least a majority of the required quorum) to be approved. The persons named in the enclosed proxy intend to vote the shares represented by those proxies in favor of this resolution.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP in Canada as our independent accountants for the fiscal year ending March 31, 2005.

TRANSACTION OF OTHER BUSINESS

We know of no other proposals to be presented at the meeting. If any other proposal is presented, the shares represented by the proxies we receive will be voted according to the best judgment of the persons named in the proxies. It is the intention of the persons named in the form of proxy to vote the shares that those proxies represent as the Board of Directors recommends.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2004 about our common stock that may be issued upon the exercise of options, warrants and rights under our 1997 Employee Stock Purchase Plan described above as well as our eight stock option plans: the 1987 Stock Option Plan, the 1997 Employee Stock Option Plan, the 1997 Non-Employee Stock Option Plan, the 2000 Non-Statutory Stock Option Plan, the 2001 Non-Statutory Stock Option Plan, the 1997 Paradise Stock Option Plan, the Sage Stock Option Plan, and the 2003 Stock Option Plan.

The 1997 Paradise Stock Option Plan and the Sage Stock Option Plan, under which we do not grant any new options, were assumed upon our acquisitions of other companies. Our stockholders have not formally approved our 2000 Non-Statutory Stock Option Plan, although they approved an amendment to that plan at the September 14, 2000 annual meeting. Our stockholders have not approved our 2001 Non-Statutory Stock Option Plan or our 2003 Stock Plan. Our stockholders have approved all other plans.

Plan Name and Type	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities available for issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders
1997 Employee Stock Purchase Plan*	N/A	N/A	268,099
1987 Stock Option Plan	1,047	$9.00	—
1997 Employee Stock Option Plan	3,445,723	13.93	62,761
1997 Non-Employee Stock Option Plan	236,563	17.13	70,675

Equity compensation plans not formally approved by stockholders
2000 Non-Statutory Stock Option Plan	2,021,939	13.81	16,393
2001 Non-Statutory Stock Option Plan	587,082	17.88	282
2003 Stock Plan	240,000	18.83	760,000

Equity compensation plans assumed on acquisitions
1997 Paradise Stock Option Plan	10,691	1.28	—
Sage Stock Option Plan	728,806	19.84	—

Total*	7,271,851	15.01	1,178,210

*	The number of securities to be issued upon exercise of outstanding rights under the 1997 Employee Stock Purchase Plan and the weighted average exercise price of those securities is not determinable. The 1997 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower. The closing price per share of our common stock on the Nasdaq National Market on December 31, 2003 (the last trading day of the most recent offering period) was $18.05.

Summaries of the stock option plans not formally approved by our stockholders are as follows:

2000 Non-Statutory Stock Option Plan

Purpose

The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

Administration

The plan provides for administration by our Board of Directors or a committee appointed by the Board and is currently administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the plan are determined by the Board of Directors or its appointed committee, and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the plan.

Eligibility to Participate in the Plan

Nonstatutory stock options may be granted to our employees, consultants and directors.

Number of Shares Covered by the Plan

The aggregate number of shares of common stock authorized for issuance under the plan is 1,500,000 shares plus an annual increase to be added on the first day of each fiscal year equal to the lesser of (i) 2,000,000 shares, (ii) 3.5% of the Company’s outstanding shares of common stock on such date, or (iii) a lesser amount determined by the Board.

Awards Permitted under the Plan

The plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The plan’s administrator determines the exercise price of options granted under the plan and the term of those options. The options that are currently outstanding under the plan vest and become exercisable over periods of from one to four years beginning on the grant date. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the Board of Directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a period fixed by the plan administrator up to the remainder of the option’s term; if a period is not fixed by the plan administrator, the exercise period is three (3) months, or twelve (12) months in the case of death or disability.

Capital Changes

In the event of any changes in our capitalization, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of common stock, effected without receipt of consideration by us, appropriate adjustment will be made by us in the number of shares available for future grant and in the number of shares subject to previously granted but unexercised options.

Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of our Company, the option holders will be notified of such event, and the plan administrator may, in its discretion, permit each option to fully vest and be exercisable until ten (10) days prior to such event, at which time the options will terminate.

Merger, Asset Sale or Change of Control

With respect to options granted on or before October 16, 2001 (unless the optionees have consented otherwise), in the event of a merger of our Company with or into another corporation, or any other capital reorganization in which more than fifty percent (50%) of the outstanding voting shares of the Company are exchanged (other than a reorganization effected solely for the purpose of changing the situs of the Company’s incorporation), each outstanding option under the plan will fully vest and be exercisable for a period of ten (10) days prior to the closing of such transaction, and the unexercised options will terminate prior to the closing of such transaction.

With respect to options granted after October 16, 2001 (as well as certain options granted before such date, with the consent of the optionees), in the event of a merger or proposed sale of all or substantially all of the assets of our Company, each outstanding option under the plan will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event the successor corporation refuses to assume or substitute outstanding options, the plan administrator will notify each optionee that his or her options will vest and be exercisable for a period of twenty (20) days from the date of such notice, and the unexercised options will terminate upon the expiration of such period.

Nonassignability

Options may not be assigned or transferred for any reason (other than upon death), except that the plan administrator may permit options to be transferred during the optionee’s lifetime to members of the optionee’s immediate family or to trusts, LLCs or partnerships for the benefit of such persons.

Amendment and Termination of the Plan

The plan provides that the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the optionee.

Certain United States Federal Income Tax Information

An optionee generally will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Generally, we will be entitled to a tax deduction in the same amount as the ordinary income realized by the optionee with respect to shares acquired upon exercise of the non-statutory stock option.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and us with respect to the grant and exercise of options granted under the plan and does not purport to be complete. In addition, the summary does not discuss the tax consequences of an optionee’s death or the income tax laws of any state or foreign country in which the optionee may reside.

2001 Non-Statutory Stock Option Plan

Purpose

The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of our business.

Administration

The plan provides for administration by our Board of Directors or a committee appointed by the Board and is currently administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the plan are determined by the Board of Directors or its appointed committee, and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the plan.

Eligibility to Participate in the Plan

Nonstatutory stock options may be granted to our employees including officers, consultants and directors.

Number of Shares Covered by the Plan

The aggregate number of shares of common stock authorized for issuance under the plan is 1,000,000 shares.

Awards Permitted under the Plan

The plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The plan’s administrator determines the exercise price of options granted under the plan and the term of those options. The options that are currently outstanding under the plan vest and become exercisable over periods of from two to four years beginning on the grant date. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the Board of Directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a period fixed by the plan administrator up to the remainder of the option’s term; if a period is not fixed by the plan administrator, the exercise period is three (3) months, or twelve (12) months in the case of death or disability.

Capital Changes

In the event of any changes in our capitalization, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of common stock, effected without receipt of consideration by us, appropriate adjustment will be made by us in the number of shares available for future grant and in the number of shares subject to previously granted but unexercised options.

Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of our Company, the option holders will be notified of such event, and the plan administrator may, in its discretion, permit each option to fully vest and be exercisable until ten (10) days prior to such event, at which time the options will terminate.

Merger, Asset Sale or Change of Control

In the event of a merger or proposed sale of all or substantially all of the assets of our Company, each outstanding option under the plan will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event the successor corporation refuses to assume or substitute outstanding options, the plan administrator will notify each optionee that his or her options will vest and be exercisable for a period of fifteen (15) days from the date of such notice, and the unexercised options will terminate upon the expiration of such period.

Nonassignability

Options may not be assigned or transferred for any reason (other than upon death), except that the plan administrator may permit options to be transferred during the optionee’s lifetime upon such terms and conditions as the administrator deems appropriate.

Amendment and Termination of the Plan

The plan provides that the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the optionee.

Certain United States Federal Income Tax Information

An optionee generally will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Generally, we will be entitled to a tax deduction in the same amount as the ordinary income realized by the optionee with respect to shares acquired upon exercise of the nonstatutory stock option.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and us with respect to the grant and exercise of options granted under the plan and does not purport to be complete. In addition, the summary does not discuss the tax consequences of an optionee’s death or the income tax laws of any state or foreign country in which the optionee may reside.

2003 Stock Plan

In October 2003, the Board approved the 2003 Stock Plan (the “Plan”). The Plan provides for the grant of non-statutory stock options, stock purchase rights, restricted stock, stock appreciation rights, performance shares, and performance units, to newly hired employees as a material inducement to their decision to enter into our employ. Awards under the Plan may not be granted to individuals who are former employees or directors of ours, except that a former employee who is returning to our employ following a bona-fide period of non-employment by us may receive awards under the Plan. Our Board or a committee appointed by the Board administers the Plan and controls its operation (the “Administrator”). However, all awards under the Plan must be approved by either a majority of our independent directors, or approved by a committee comprised of a majority of independent directors. The Administrator determines, on a grant-by-grant basis, the term of each option, when options granted under the Plan will vest and may be exercised, the exercise price of each option, and the method of payment of the option exercise price. After a participant’s termination of service with us, the vested portion of his or her option will generally remain exercisable for the period of time stated in the option agreement. If a specified period of time is not stated in the option agreement, the option will remain exercisable for three months following a termination for reasons other than death or disability, and for one year following a termination due to death or disability, in each case subject to the original term of the option. The Administrator also determines the terms and conditions of restricted stock awards (shares that vest in accordance with the terms and conditions established by the Administrator), stock purchase rights (rights to purchase shares of our common stock, and such shares are generally restricted stock), stock appreciation rights (the right to receive the appreciation in fair market value of our common stock between the exercise date and the date of grant), and performance shares and/or units (awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved or the awards otherwise vest). In the event we experience a change in control, each outstanding option, stock purchase right and stock appreciation right will be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If such awards are not so assumed or substituted, the Administrator will notify participants that their options, stock purchase rights, and stock appreciation rights will be exercisable as to all of the shares subject to the award for a period of time determined by the Administrator in its sole discretion, and that the award will terminate upon the expiration of such period. In addition, in the event we experience any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities, or other change in our corporate structure affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan may make appropriate adjustments to outstanding awards and to the shares available for issuance under the Plan. There are 1,000,000 shares of our common stock reserved under the Plan, and as of March 31, 2004, 760,000 shares remain for future issuance. By its terms, the Plan will automatically terminate in 2013, unless earlier terminated by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of September 1, 2004, for:

•	each of our current directors and director nominees, as well as our Interim Chief Executive Officer as of March 31, 2004 and our other four most highly compensated executive officers during the fiscal year ended March 31, 2004;

•	all of our current directors and executive officers as a group; and

•	all persons known by us to be beneficial owners of more than five percent (5%) of our outstanding stock.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934 and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of September 1, 2004 through the exercise of any stock options. Unless indicated, each person or entity either has sole voting and investment power over the shares shown as beneficially owned or shares those powers with his spouse.

The number of options exercisable within sixty (60) days of September 1, 2004 is shown in the first column of the table and is included in the total number of shares of common stock beneficially owned shown in the second column. The percentage of shares beneficially owned is computed on the basis of 33,033,746 shares of common stock outstanding on September 1, 2004. Unless otherwise indicated, the principal address of each stockholder listed below is c/o Genesis Microchip Inc., 2150 Gold Street, Alviso, California 95002.

Name	Number of Shares of Common Stock Issuable Pursuant to Options	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Kennedy Capital Management, Inc. (1) 10829 Olive Blvd. St. Louis, Missouri 63141	—	3,644,140	11.0%
Mazama Capital Management, Inc. (2) One S.W. Columbia, Suite 1500 Portland, Oregon 97258	—	2,610,584	7.9%
Eric Erdman	212,943	221,574	*
Raphael Mehrbians	52,535	52,535	*
Anders Frisk	172,762	175,343	*
Tzoyao Chan (3)	144,785	194,278	*
Mohammad Tafazzoli	85,709	87,983	*
Tim Christoffersen	31,041	31,041	*
Jeffrey Diamond (4)	71,042	85,596	*
George A. Duguay	47,292	47,292	*
Robert H. Kidd	37,500	37,500	*
Alexander S. Lushtak	56,875	56,875	*
Chandrashekar M. Reddy	74,888	276,443	*
Chieh Chang	0	18,737	*
Jon Castor	0	0	*
Directors and Executive Officers as a group (16 persons) (4)(5)	1,152,597	1,438,396	4.4%

*	Less than one percent (1%)

(1)	Based on information contained in a Schedule 13G filed August 10, 2004.
(2)	Based on information contained in a Form 13F filed August 12, 2004.
(3)	Includes 30,004 shares directly owned and 19,489 shares owned by YTCC Foundation and T. Chan & W. Chen Charitable Remainder Unitrust, both trusts established for the benefit of Dr. Chan and his family.
(4)	Includes 14,554 shares owned by Diamond Family Trust, a trust established for the benefit of Mr. Diamond and his family.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and any person who owns more than ten percent (10%) of our shares of common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and with us. Based on our review of copies of forms and written representations, we believe that all of our officers, directors and greater than ten percent (10%) stockholders complied with all filing requirements applicable to them for the year ended March 31, 2004, except as follows:

•	On May 16, 2003, Tzoyao Chan, our Senior Vice President, Product Development, was granted an option to purchase 50,000 shares of our common stock, which grant was first reported on a Form 4 filed June 3, 2003.

•	On May 16, 2003, Eric Erdman, our Interim Chief Executive Officer, was granted an option to purchase 10,000 shares of our common stock, which grant was first reported on a Form 4 filed June 3, 2003; and on August 12, 2003, Mr. Erdman was granted an option to purchase 120,000 shares of our common stock, which grant was first reported on a Form 4 filed August 18, 2003.

•	On May 16, 2003, Anders Frisk, our Executive Vice President, was granted an option to purchase 20,000 shares of our common stock, which grant was first reported on a Form 4 filed June 3, 2003.

•	On May 16, 2003, Ken Murray, our Vice President, Human Resources, was granted an option to purchase 30,000 shares of our common stock, which grant was first reported on a Form 4 filed June 3, 2003.

•	On May 16, 2003, Matthew Ready, our former Senior Vice President, Worldwide Sales, was granted an option to purchase 100,000 shares of our common stock, which grant was first reported on a Form 4 filed June 3, 2003; and on November 28, 2003, Mr. Ready sold a total of 5,000 shares of our common stock, which sale was first reported on a Form 4 filed on December 2, 2003.

•	On May 16, 2003, Mohammad Tafazzoli, our Senior Vice President, Operations, was granted an option to purchase 50,000 shares of our common stock, which grant was first reported on a Form 4 filed June 3, 2003.

•	On June 6, 2003, Chandra Reddy, a member of our Board of Directors, sold a total of 5,000 shares of our common stock, which sale was first reported on a Form 4 filed on August 27, 2003.

•	On August 12, 2003, Jeffrey Diamond, our Chairman of the Board, was granted an option to purchase 50,000 shares of our common stock, which grant was first reported on a Form 4 filed August 19, 2003.

•	On January 27, 2004, Rajeev Munshi, our Vice President, Quality Assurance, sold a total of 1,629 shares of our common stock, which sale was first reported on a Form 4 filed on February 26, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See the disclosure under the caption entitled “Employment contracts, termination of employment and change-in-control arrangements” on the next page.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains information about compensation paid to our Chief Executive Officers and to our five other most highly compensated executive officers for our fiscal year ended March 31, 2004 and the compensation of those individuals in fiscal years 2003 and 2002, where applicable.

	Fiscal Year	Annual Compensation		Securities Underlying Option (#)	All Other Compensation ($)
		Salary ($)	Bonus ($)
James E. Donegan (1)	2004	84,644	—	—	137,500
Former Chief Executive Officer	2003	214,823	—	200,000	—

Eric Erdman (2)	2004	245,347	70,000	130,000	66,311
Interim Chief Executive Officer	2003	212,709	28,881	70,000	—
	2002	144,588	51,333	100,000	10,642

Raphael Mehrbians	2004	193,249	—	50,000	58,220
Senior Vice President, Product Marketing	2003	175,008	—	75,000	—
	2002	25,241	—	—	—

Anders Frisk	2004	250,000	—	20,000	100
Executive Vice President	2003	242,633	—	137,500	—
	2002	214,050	74,200	—	—

Tzoyao Chan	2004	210,000	—	50,000	—
Senior Vice President, Product Development	2003	201,667	—	60,000	__
	2002	185,900	84,379	70,000	—

Mohammad Tafazzoli	2004	210,000	—	50,000	—
Senior Vice President, Operations	2003	204,075	—	60,000	—
	2002	189,050	64,750	25,000	—

Matthew Ready (3)	2004	208,519	—	100,000	—
Senior Vice President, Worldwide Sales	2003	204,700	19,682	53,750	—
	2002	187,793	80,000	—	—

(1)	Mr. Donegan became Chief Executive Officer on June 26, 2002 and resigned from all of his positions with the company effective July 19, 2003. This table excludes compensation of $13,000 that he received as a non-employee director during fiscal 2003. Mr. Donegan’s severance payments are listed under “All Other Compensation.” For details regarding his severance agreement, see the description under the caption, “Severance agreement with Mr. Donegan.”
(2)	Mr. Erdman was named Interim Chief Executive Officer effective July 20, 2003. Mr. Erdman served as both Interim Chief Executive Officer and Chief Financial Officer from July 20, 2003 to February 15, 2004, for which he received a bonus and certain other amounts in fiscal 2004 pursuant to his employment agreement, which are reflected under “Bonus” and “All Other Compensation.” For details regarding his employment agreement, see the description under the caption, “Employment agreement with Mr. Erdman.”
(3)	Mr. Ready resigned effective April 5, 2004.

Employment contracts, termination of employment and change-in-control arrangements

EMPLOYMENT AGREEMENT WITH MR. ERDMAN

On February 13, 2004, we entered into an employment agreement with Eric Erdman, currently our Interim Chief Executive Officer. In addition to salary, bonus, car allowance and other benefits, we granted Mr. Erdman a one-time bonus for his service in both the Interim Chief Executive Officer and Chief Financial Officer positions. We also agreed to lease a furnished house in the San Francisco Bay Area for Mr. Erdman, and reimburse certain medical, immigration, vehicle importation, relocation, tax service and legal expenses. In the event that Mr. Erdman’s employment is terminated without cause, or if Mr. Erdman resigns with good reason, he will receive one year’s base salary, plus a prorated portion of his bonus, if any, and all of his options granted on or prior to August 12, 2003 will become fully vested, and options granted thereafter will receive 12 months of additional vesting.

EMPLOYMENT LETTER WITH MR. FRISK

On February 15, 2000, we entered into an employment letter with Anders Frisk, currently our Executive Vice President. In addition to base salary, bonus, car allowance and other benefits, we granted Mr. Frisk an option for 65,000 shares of our common stock that has fully vested, as well as an option for 65,000 shares that vests over 48 months unless there is a sale or merger of Genesis in which our stockholders do not control more than 50% of the surviving entity, in which event the option will vest with respect to at least 50% of the subject shares. In the event that we terminate Mr. Frisk’s employment for any reason other than just cause, we must pay him a lump-sum amount equal to one year of his then-current base salary.

EMPLOYMENT LETTER WITH MR. MEHRBIANS

On February 28, 2002, we entered into an employment letter with Mr. Mehrbians, who currently serves as our Senior Vice President, Product Marketing. In addition to base salary, bonus and other benefits, Mr. Mehrbians was granted a stock option with standard four-year vesting. On February 28, 2002, which was prior to his becoming an officer of the Company, we agreed to provide Mr. Mehrbians with a loan of $150,000, which amount will be forgiven if Mr. Mehrbians remains employed by Genesis for three years.

EMPLOYMENT LETTER WITH DR. CHAN

Dr. Chan, who currently serves as our Senior Vice President, Product Development, entered into an employment letter with Paradise Electronics, Inc., dated April 21, 1997, which we assumed upon our acquisition of Paradise. In addition to base salary, bonus and other benefits, Dr. Chan was granted stock options that have since fully vested.

EMPLOYMENT LETTER WITH MR. TAFAZZOLI

Mr. Tafazzoli, who currently serves as our Senior Vice President, Operations, entered into an employment letter with Paradise Electronics, Inc., dated February 17, 1998, which we assumed upon our acquisition of Paradise. In addition to base salary, bonus and other benefits, Mr. Tafazzoli was granted a stock option that has since fully vested.

EMPLOYMENT LETTER WITH MR. READY

On April 12, 2000, we entered into an employment letter with Mr. Ready, our former Senior Vice President, Worldwide Sales. In addition to base salary, bonus, car allowance and other benefits, we granted Mr. Ready an option to purchase 65,000 shares of our common stock that has fully vested, as well as an option for 65,000 shares that vests over 48 months. Mr. Ready resigned effective April 5, 2004.

EMPLOYMENT AGREEMENTS WITH MR. HEALY

On February 4, 2004, we entered into an employment letter and change of control severance agreement with Mr. Healy, currently our Senior Vice President, Finance and Chief Financial Officer. The employment letter states that Mr. Healy’s initial base salary is $220,000 and that he will receive a one-time guaranteed bonus of $80,000 at the end of twelve months of employment. In addition, Mr. Healy receives a car allowance and is eligible to participate in any applicable corporate bonus plan. The change of control severance agreement provides certain benefits upon an involuntary termination of employment following a change of control of

Genesis, as set forth below under the heading “Employment and severance agreements relating to change of control.” In addition, if during Mr. Healy’s first two years of employment, he is involuntarily terminated without cause by our Chief Executive Officer (excluding an involuntary termination with or without cause by Eric Erdman), he will be entitled to receive similar severance benefits.

SEVERANCE AGREEMENT WITH MR. DONEGAN

We entered into a Settlement Agreement and Release with Mr. James E. Donegan, our former Chief Executive Officer, in connection with his resignation effective July 19, 2003. Under the agreement, Mr. Donegan was entitled to receive as severance a lump-sum payment equal to six months of his base salary, as well as reimbursement for (i) six months of COBRA payments and (ii) legal fees and costs incurred in the preparation of the agreement. Mr. Donegan was also entitled to a maximum of 12 months of additional vesting on his options to purchase 200,000 shares of our common stock, which will continue to vest at the rate of 1/48th per month over a 12-month period subject to certain restrictions, and which may vest immediately upon a change in control of the Company. Mr. Donegan’s right to exercise vested options was also extended to July 31, 2004. Mr. Donegan agreed to release all claims he may have had against the Company. Mr. Donegan also agreed to provisions concerning confidentiality, cooperation in litigation and non-solicitation of our employees and consultants. The agreement terminated our June 2002 employment agreement with Mr. Donegan, under which Mr. Donegan was to receive an annual base salary of $275,000 and was granted options for 200,000 shares of our common stock.

EMPLOYMENT AND SEVERANCE AGREEMENTS RELATING TO CHANGE OF CONTROL

In addition to certain other officers and senior management of Genesis, Messrs. Frisk, Mehrbians, Chan, Tafazzoli and Healy have entered into change of control severance agreements that will provide certain benefits upon an involuntary termination of employment following a change of control of Genesis. The agreements generally provide that if, within 12 months after the change of control, or any other change of control of the combined company following a merger, the executive’s employment is involuntarily terminated and signs a release of claims, then the executive will be entitled to the following severance benefits:

•	12 months of the executive’s base salary, payable in a lump sum;

•	12 months of acceleration of vesting under all stock options, and 12 months of lapsing of Genesis’s right of repurchase with respect to all restricted stock, held by the executive prior to the change of control;

•	the ability to exercise all vested stock options being assumed by the acquiring company that were originally granted to the executive by Genesis prior to the change of control for a period of 2 years following the termination of employment; and

•	health coverage and benefits at the same level of coverage as was provided immediately prior to termination, for up to 12 months following the termination of employment.

The agreements also generally provide that if, in the second year after the change of control, or any other change of control of the combined company following a merger, the executive’s employment is involuntarily terminated, then the executive will be entitled to the following severance benefits:

•	a lump sum payment equal to the product of 100% (50% in the case of certain executives) of the executive’s monthly base salary, multiplied by the number of months remaining in such second year as of the employment termination date;

•	12 months of acceleration of vesting under all stock options, and 12 months of lapsing of Genesis’s right of repurchase with respect to all restricted stock, held by the executive prior to the change of control;

•	the ability to exercise all vested stock options granted to the executive by Genesis prior to the change of control for a period of 2 years following the termination of employment; and

•	health coverage and benefits at the same level of coverage as was provided immediately prior to termination, for that number of months remaining in such second year as of the employment termination date.

The agreement between Anders Frisk and Genesis includes an additional provision stating that if Mr. Frisk’s employment is involuntarily terminated at any time, Mr. Frisk will be entitled to a lump sum payment equal to 12 months of his base salary in effect as of the date of termination.

Options granted in the year ended March 31, 2004

The following table contains information about stock option grants made during the year ended March 31, 2004 to our Chief Executive Officers and to our five other most highly compensated executive officers in fiscal 2004. The stock options were granted under our 1997 Employee Stock Option Plan and our 2001 Nonstatutory Stock Option Plan. They have a maximum term of ten years, subject to earlier termination upon cessation of service.

The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There is no assurance that the actual stock price appreciation over the option terms will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the term of the option, no value will be realized from the option grants made to the executive officer.

Individual Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
James E. Donegan (1)	—	—%	—	—	$—	$—
Eric Erdman	10,000	0.4	16.80	05/16/13	105,654	267,749
	120,000	5.3	9.25	08/12/13	698,073	1,769,054
Raphael Mehrbians (2)	50,000	2.2	16.80	05/16/13	528,271	1,338,744
Anders Frisk	20,000	0.9	16.80	05/16/13	211,309	535,497
Tzoyao Chan	50,000	2.2	16.80	05/16/13	528,271	1,338,744
Mohammad Tafazzoli	50,000	2.2	16.80	05/16/13	528,271	1,338,744
Matthew Ready (3)	100,000	4.4	16.80	05/16/13	1,056,543	2,677,487

(1)	Mr. Donegan became Chief Executive Officer on June 26, 2002. Mr. Donegan resigned from all his positions with the Company effective July 19, 2003.
(2)	This table does not include options that may be granted in connection with the Option Exchange Agreement entered into by and between the Company and Mr. Mehrbians on December 17, 2003. Pursuant to that agreement, Mr. Mehrbians agreed to have options to purchase 50,000 shares of our common stock at an exercise price of $44.07 granted to him on February 8, 2002 cancelled and disposed of in exchange for a new option to purchase 16,667 shares to be granted on or about June 18, 2004 subject to terms and conditions set forth in the Option Exchange Agreement.
(3)	Mr. Ready resigned effective April 5, 2004.

Aggregate option exercises in the last fiscal year and fiscal year-end option values

The following table contains information about option exercises for our Chief Executive Officers and our four other most highly compensated executive officers in the year ended March 31, 2004 and their option holdings as of March 31, 2004.

The value of an in-the-money stock option represents the difference between the aggregate estimated fair market value of the underlying stock and the aggregate exercise price of the stock option. We have used the reported closing price of $16.75 per share on The Nasdaq National Market on March 31, 2004 as the estimated fair market value of our common stock in determining the value of unexercised options.

Name	Shares Acquired Upon Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-money Options/SARs at the Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James E. Donegan (1)	82,000	883,420	16,645	13,021	78,647	111,981
Eric Erdman	0	0	149,610	220,833	522,462	1,277,705
Raphael Mehrbians	15,000	185,487	13,125	96,875	132,635	469,115
Anders Frisk	0	0	143,544	113,958	576,719	564,595
Tzoyao Chan	0	0	106,454	107,602	528,151	408,247
Mohammad Tafazzoli	40,169	341,010	53,064	96,916	142,110	324,323
Matthew Ready (2)	25,156	288,307	58,179	132,708	160,253	290,525

(1)	Mr. Donegan became Chief Executive Officer on June 26, 2002. Mr. Donegan resigned from all of his positions with the Company effective July 19, 2003.
(2)	Mr. Ready resigned effective April 5, 2004.

Compensation Committee interlocks and insider participation

The members of our Compensation Committee during the fiscal year ended March 31, 2004 were Messrs. Diamond, Duguay and Lushtak. At no time since our formation have any of the members of our Compensation Committee served as our officers or employees or as officers or employees of any of our subsidiaries, except for Mr. Diamond as described in his biography on page 6. No interlocking relationship exists between our board of directors or its compensation committee and the board of directors or compensation committee of any other company, nor did any interlocking relationships exist during the past fiscal year.

COMPENSATION COMMITTEE’S REPORT ON EXECUTIVE COMPENSATION

To our Stockholders:

We are responsible for reviewing and/or establishing the compensation programs that relate to Genesis’s executive officers, senior management and other key employees and for establishing the specific short and long-term compensation elements thereunder. We oversee the general compensation structure for all of Genesis’s employees and we administer the stock option and stock purchase plans. We are independent, non-employee directors.

The executive compensation program that has been established is designed to provide levels of compensation in formats that assist Genesis in attracting, motivating and retaining qualified executives by providing a competitive compensation package geared to individual and corporate performance. We strive to establish performance criteria, evaluate performance and establish base salary, bonuses and long-term incentives for our key decision makers based upon performance and designed to provide appropriate incentives for maximization of our short and long-term financial results for the benefit of our stockholders.

In order to meet our objectives, we have chosen four basic components for Genesis’s executive compensation program to meet our compensation philosophy. Base salaries, which are the fixed regular component of executive compensation, are based upon:

•	base salary levels among a competitive, geographic peer group;

•	Genesis’s past financial performance and future expectations;

•	the general and industry-specific business environment; and

•	individual performance.

Bonuses, which are directly linked to Genesis’s performance, are designed to provide additional incentive cash compensation based on short-term performance of Genesis and its employees. Stock option grants, under the long-term component of executive compensation, are designed as an incentive to reward executive officers and employees for delivering value to our stockholders over a longer, measurable period of time. Historically, Genesis has used the grant of stock options that vest over some measurable period of time, generally four years, to accomplish this objective.

The base salaries for our Chief Executive Officers in fiscal 2004, Mr. Eric Erdman and Mr. James E. Donegan, were determined with reference to base salaries for chief executive officers of other comparable technology companies. Mr. Erdman served as both Interim Chief Executive Officer and Chief Financial Officer from July 20, 2003 to February 15, 2004, for which he received a $70,000 bonus and certain other amounts in fiscal 2004 pursuant to his employment agreement. Mr. Donegan was not paid a bonus in fiscal 2004. Incentive options to purchase 120,000 shares of our common stock were granted to Mr. Erdman upon his employment as Interim Chief Executive Officer in July 2003. No other stock options were granted to Mr. Erdman or Mr. Donegan in fiscal 2004.

The information contained in this report of the Compensation Committee shall not be deemed “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Genesis specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted by the Compensation Committee:

George A. Duguay	Jeffrey Diamond	Alexander Lushtak
Chairman

October 1, 2004

STOCK PERFORMANCE GRAPH

The following performance graph compares the percentage change in the cumulative total stockholder return on shares of our common stock with the cumulative total return for:

•	a group of our peer corporations, comprising the Nasdaq Electronic Components Stocks; and

•	the Total Return Index for The Nasdaq Stock Market (US and Foreign).

This comparison covers the period from March 31, 1999 to March 31, 2004, the last trading date in our 2004 fiscal year. It assumes $100 was invested on March 31, 1999 in shares of our common stock, our peer corporations and The Nasdaq Stock Market, and assumes reinvestment of dividends, if any.

The Nasdaq Electronic Components Stocks consists of all corporations traded on The Nasdaq Stock Market with 367 as their primary standard industrial classification number. The Total Return Index for The Nasdaq Stock Market (US and Foreign) comprises all ADRs, domestic shares, and foreign common shares traded on The Nasdaq National Market and The Nasdaq Small Cap Market, excluding preferred shares, rights and warrants.

Comparative chart

Date	Genesis	Peer Group	Total Nasdaq Return
March 31, 1999	100.00	100.00	100.00
March 31, 2000	91.58	289.99	187.03
March 30, 2001	41.85	90.74	74.65
March 28, 2002	109.47	96.30	75.07
March 31, 2003	52.55	55.55	54.8
March 31, 2004	70.53	96.87	81.58

The stock price performance shown on the graph is not necessarily indicative of future price performance. Our closing stock price on September 7, 2004, the record date, was $11.36. Information used on this graph was obtained from Nasdaq. Although we believe the information to be accurate, we are not responsible for any errors or omissions.

This chart is not “soliciting material.” It is not deemed filed with the Securities and Exchange Commission and it is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for reviewing the scope and timing of audit services and any other services that Genesis’s independent accountants are asked to perform, the auditors’ report on Genesis’s consolidated financial statements following completion of their audit, and Genesis’s policies and procedures with respect to internal accounting and financial controls. The Board of Directors has adopted a written charter for the Audit Committee, which follows our report (see Appendix A). All members of this committee are independent members of the Board of Directors.

We reviewed Genesis’s audited consolidated financial statements for fiscal year 2004 and discussed such statements with management. We discussed the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees) with KPMG LLP in Canada, Genesis’s independent accountants during fiscal year 2004.

We received the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, from KPMG LLP and discussed with them their independence. Based on the review and discussions noted above, we recommended to the Board of Directors that Genesis’s audited consolidated financial statements be included in its Annual Report on Form 10-K and the annual report to stockholders for the year ended March 31, 2004, and be filed with the U.S. Securities and Exchange Commission.

The information contained in this report of the Audit Committee shall not be deemed “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Genesis specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted by the Audit Committee:

Robert H. Kidd	Tim Christoffersen	George Duguay
Chairman

October 1, 2004

STOCKHOLDER PROPOSALS

You may present proposals for inclusion in our proxy statement for consideration at our 2005 annual meeting by submitting them in writing to our Secretary in a timely manner. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, your proposals must be received by us no later than April 21, 2005 to be included in the proxy statement for that meeting and must comply with the requirements of Rule 14a-8.

Any proposals submitted by you after April 21, 2005, but on or before July 9, 2005, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposal received after July 9, 2005 will be considered untimely for our 2005 annual meeting.

CONTACTING THE BOARD OF DIRECTORS

Stockholders may communicate with the Board of Directors of the Company by sending an email to the Secretary of the Company at corporate.secretary@gnss.com. Alternatively, stockholders may communicate with the Board of Directors by mail at the following address: Board of Directors c/o Corporate Secretary, Genesis Microchip Inc., 2150 Gold Street, Alviso, California 95002. The Secretary will collect, organize and monitor these communications and will ensure that appropriate summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings. Stockholders who would like their submission directed to a specific director may so specify, and the communication will be so forwarded, as appropriate. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or the Company’s management or independent advisors, as the Secretary considers appropriate.

By order of the Board of Directors,

/s/ Ava M. Hahn

Ava M. Hahn

Secretary

October 1, 2004

Appendix A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

GENESIS MICROCHIP INC.

(as amended on August 4, 2004)

PURPOSES:

The purposes of the Audit Committee of the Board of Directors (the “Board”) of Genesis Microchip Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Appoint independent auditors to audit the Company’s financial statements;

•	Oversee and monitor (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three members of the Board. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

•	Each member will be an independent director, as defined by (i) the rules of the Nasdaq Stock Market and (ii) the rules and regulations of the SEC as in effect from time to time, in each case, subject to any applicable exemptions or exceptions in effect;

•	No member will have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial office or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Appointing, compensating, retaining and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services or related work; and each such independent auditors shall report directly to the Audit Committee;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors and other public accounting firms (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company’s internal audit/financial control function;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a formal written statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board; (iii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself with regard to the auditors’ independence; (iv) reviewing the independent auditors’ peer review; (v) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in Statement of Accounting Standards (“SAS”) No. 61, as may be modified or supplemented; and (vi) reviewing reports submitted to the Audit Committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing the performance of the Company’s independent auditors and determining whether it is appropriate to adopt a voluntary policy of rotating independent auditors on a periodic basis (and, if and when required by the Securities and Exchange Commission, adopting a policy for the mandatory rotation of independent auditors);

•	Reviewing with management and the Company’s independent auditors such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements, as are deemed appropriate for review by the Audit Committee prior to any interim or year-end filings with the SEC or other regulatory body;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Reviewing before release the disclosure regarding the Company’s system of accounting and internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and Audit Committee members, member qualifications and activities;

•	Receiving periodic reports from the Company’s independent auditors and management of the Company to review the selection, application and disclosure of the Company’s significant accounting policies and to assess the impact of other financial reporting developments that may have a bearing on the Company, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained SAS No. 50 letters;

•	Reviewing with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

•	Reviewing with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies;

•	Review the findings of any examination by regulatory agencies regarding the Company’s financial statements or accounting policies;

•	Reviewing the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor;

•	Recommending to the Board guidelines for the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Reviewing the Company’s policies relating to the avoidance of conflicts of interest and reviewing past or proposed transactions between the Company, members of the Board and management as well as internal control policies and procedures with respect to officers’ use of expense accounts and perquisites, including the use of corporate assets. The Audit Committee shall consider the results of any review of these policies and procedures by the Company’s independent auditors;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies and performance for cash and short-term investments;

•	Reviewing any auditing or accounting issues concerning the Company’s employee benefit plans;

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•	If necessary, instituting special investigations relating to financial statements or accounting policies with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors, and retaining such persons to provide such services;

•	Reviewing and approving in advance any proposed related party transactions;

•	Meeting at least quarterly with the chief financial officer, the senior internal audit/financial control executive and the independent auditor in separate executive sessions;

•	Establishing and maintaining free and open means of communication between the Audit Committee, the Company’s independent auditors, the Company’s internal audit/financial control department and management with respect to auditing and financial control matters, including providing such parties with appropriate opportunities to meet privately with the Audit Committee;

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Reviewing its own charter, structure, processes and membership requirements on a periodic basis;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Providing for appropriate funding, as determined by the Audit Committee, for payment of compensation (i) to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and (ii) to any legal, accounting or other advisors employed by the Audit Committee.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations.

MEETINGS:

The Audit Committee will meet as often as it determines, but not less frequently than once quarterly.

The Audit Committee, in its discretion, will ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet periodically in separate executive session with the independent auditors as well as any internal auditors/financial controllers of the Company, at such times as it deems appropriate to fulfill the responsibilities of the Audit Committee under this charter.

The Board shall annually appoint the Committee and (if any) the Chair of the Committee, immediately following the Company’s annual general meeting.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

RESOURCES:

The Audit Committee shall have the authority necessary to discharge its duties and responsibilities, including the authority to engage independent counsel and other advisers as it deems necessary to carry out its duties, without seeking the approval of the Board or management. In addition, the Audit Committee shall have appropriate funding (as determined by the Audit Committee, in its capacity as a committee of the Board) for payment of: (i) compensation to any independent auditor engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Appendix B

CHARTER FOR THE NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

OF

GENESIS MICROCHIP INC.

(as amended on August 4, 2004)

PURPOSES:

The Nominating Committee of the Board of Directors (the “Board”) of Genesis Microchip Inc. (the “Company”) will monitor the composition of the Board and, when appropriate, seek, screen and recommend for nomination qualified candidates for election to the Board at the Company’s Annual Meeting of Stockholders. In addition, the Nominating Committee will seek qualified candidates to fill vacancies on the Board subject to appointment by the Board. The Nominating Committee will evaluate candidates identified on its own initiative as well as candidates referred to it by other members of the Board, by the Company’s management, by stockholders who submit names to the Company’s Secretary for referral to the Nominating Committee, or by other external sources.

MEMBERSHIP:

The Nominating Committee will consist of a minimum of two members of the Board of Directors, each of whom shall be an “independent director” within the meaning of Rule 4200 of the Manual of the National Association of Securities Dealers, Inc. The members of the Nominating Committee (including its Chairman) will be appointed by and serve at the discretion of the Board.

RESPONSIBILITIES:

The primary responsibilities of the Nominating Committee include:

1.	Reviewing, soliciting and making recommendations to the Board and stockholders of the Company with respect to candidates for election to the Board;

2.	Determining annually desired Board qualifications, expertise, characteristics and composition and conducting searches for potential Board members with corresponding attributes when necessary;

3.	Reviewing each Board member’s continued service when appropriate;

4.	Reviewing and considering nominees for election to the Board properly submitted by stockholders in accordance with the Nominating Committee’s policies and procedures;

5.	Reviewing the composition of Board committees and recommending to the Board members for the other Board committees as well as the chairman of each committee;

6.	Reviewing and re-examining the Nominating Committee’s charter annual and making recommendations to the Board for any proposed changes; and

7.	Performing such other tasks as may be authorized by the Board.

MEETINGS:

Meetings of the Nominating Committee will be held at the pleasure of the Board and/or the members of the Nominating Committee, from time to time, in response to needs of the Board. Notwithstanding the foregoing, the Nominating Committee will meet at least once annually to evaluate and make nominations of qualified candidates for election to the at the Annual Meeting of Stockholders.

REPORTS:

The Nominating Committee will provide written reports to the Board regarding the Nominating Committee’s nominations for election to the Board.

MINUTES:

The Nominating Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

B-1

PROXY

GENESIS MICROCHIP INC.

Proxy for the Annual Meeting of Stockholders

To be held on November 3, 2004

Solicited by the Board of Directors

The undersigned hereby appoints Michael E. Healy and Ava M. Hahn, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Genesis Microchip Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 180 Baytech Drive, Suite 110, San Jose, California 95134 on November 3, 2004 at 10:00 a.m. local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated on or about October 1, 2004 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR THE NOMINEES FOR DIRECTOR INDICATED IN PROPOSAL 1 AND FOR PROPOSAL 2.

(continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Access your Genesis Microchip shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Genesis Microchip Inc., now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• Make address changes

• View certificate history	• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1:    FIRST TIME USERS—Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect® is currently only available for domestic individual and joint accounts.

•	SSN

•	PIN

•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2:    Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN

•	PIN

•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3:    Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Issue Certificate

•	Address Change

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am–7pm

Monday–Friday Eastern Time

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR INDICATED IN PROPOSAL 1 AND FOR PROPOSAL 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. Election of three (3) nominees to the Board of Directors. Nominees: 01 Jon Castor 02 Chieh Chang 03 Jeffrey Diamond

FOR all nominees listed above (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed above
☐	☐

INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided:

2. To ratify the appointment of KPMG LLP in Canada as the Company’s independent accountants for the fiscal year ending March 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Signature:	Date:	Signature:	Date:

Note: Sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held in the name of two or more persons or in the name of husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above proxy card. If shares of stock are held by a corporation, the proxy card should be executed by the president or vice president and the secretary or assistant secretary. Executors or administrators or other fiduciaries who execute the above proxy card for a deceased stockholder should give their full title. Please date the proxy card.

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